Exhibit 4.4

HCA INC.,

as Issuer,

HCA HEALTHCARE, INC.,

as Parent Guarantor,

DELAWARE TRUST COMPANY,

as Trustee,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Paying Agent, Registrar and Transfer Agent

5.625% Senior Notes due 2028

SUPPLEMENTAL INDENTURE NO. 21

Dated as of January 22, 2019

To BASE INDENTURE

Dated as of August 1, 2011

SUPPLEMENTAL INDENTURE NO. 21 (the “Twenty-First Supplemental Indenture”), dated as of January 22, 2019, among HCA Inc., a Delaware corporation (the “Issuer”), HCA Healthcare, Inc. (the “Parent Guarantor”), Delaware Trust Company, as Trustee (as successor in such capacity to Law Debenture Trust Company of New York), and Deutsche Bank Trust Company Americas, as Paying Agent, Registrar and Transfer Agent.

W I T N E S S E T H

WHEREAS, the Issuer, the Parent Guarantor and the Trustee are parties to a base indenture, dated as of August 1, 2011 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture”) to provide for the future issuance of the Issuer’s senior debt securities to be issued from time to time in one or more series;

WHEREAS, the Issuer and the Parent Guarantor have heretofore executed and delivered to the Trustee a supplemental indenture, dated as of August 23, 2018 (together with the Base Indenture, the “Twentieth Supplemental Indenture”), providing for the issuance of $1,000,000,000 aggregate principal amount of 5.625% Senior Notes due 2028 (the “Initial Notes”);

WHEREAS, pursuant to Section 2.01 of the Twentieth Supplemental Indenture, the Issuer may create and issue, from time to time without notice to or consent of any holder of the Initial Notes, additional notes that are subject to the provisions of the Twentieth Supplemental Indenture upon written order of the Issuer to the Trustee in the form of an Authentication Order specifying the amount and series of such notes to be authenticated and the date on which the notes are to be authenticated by the Trustee;

WHEREAS, the Issuer is issuing an additional $500,000,000 aggregate principal amount of its 5.625% Senior Notes due 2028 (the “Additional Notes”) with the same terms as the Initial Notes;

WHEREAS, pursuant to Section 2.01 of the Twentieth Supplemental Indenture, the Issuer, the Parent Guarantor and the Trustee are authorized to execute and deliver this Twenty-First Supplemental Indenture without the consent of the holders, and the conditions set forth in the Twentieth Supplemental Indenture for the execution and delivery of this Twenty-First Supplemental Indenture have been complied with; and

WHEREAS, all other actions necessary to make this Twenty-First Supplemental Indenture a legal, valid and binding agreement of the Issuer and the Parent Guarantor, in accordance with its terms, and a supplement to, the Twentieth Supplemental Indenture, have been performed;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Twentieth Supplemental Indenture.

(2) Provisions of the Twentieth Supplemental Indenture. The provisions of the Twentieth Supplemental Indenture shall apply to the Additional Notes and any certificated Additional Notes in definitive form issued in exchange therefor in the exact same manner as they apply to the Initial Notes and any certificated Initial Notes in definitive form issued in exchange therefor. The Additional Notes and the Initial Notes will be treated as a single series for all purposes under the Twentieth Supplemental Indenture and will have identical terms, other than their issue date and issue price. The Additional Notes will accrue interest from August 23, 2018 and have a first Interest Payment Date of March 1, 2019.

(3) Effect of Twenty-First Supplemental Indenture.

(a) This Twenty-First Supplemental Indenture is a supplemental indenture within the meaning of Section 2.01 of the Twentieth Supplemental Indenture, and the Twentieth Supplemental Indenture shall be read together with this Twenty-First Supplemental Indenture and shall have the same effect over the Additional Notes, in the same manner as if the provisions of the Twentieth Supplemental Indenture and this Twenty-First Supplemental Indenture were contained in the same instrument.

(b) In all other respects, the Twentieth Supplemental Indenture is ratified and confirmed by the parties as supplemented by the terms of this Twenty-First Supplemental Indenture.

(4) Note Forms. The Additional Notes issued by the Issuer pursuant to this Twenty-First Supplemental Indenture shall be substantially in the form of Exhibit A to the Twentieth Supplemental Indenture giving effect to the provisions of Section (2) above.

The Additional Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth in Exhibit A to the Twentieth Supplemental Indenture.

(5) Governing Law. THIS TWENTY-FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Twenty-First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer. For the avoidance of doubt, in entering into this Twenty-First Supplemental Indenture, and in respect of all matters addressed herein or arising hereunder, the Trustee shall have and be entitled to all of the rights, privileges, immunities, indemnities and other protections afforded to it under the Twentieth Supplemental Indenture.

(9) Severability Clause. In case any provision in this Twenty-First Supplemental Indenture or in the Additional Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(10) Successors. All agreements of the Issuer and the Parent Guarantor in this Twenty-First Supplemental Indenture shall bind their successors. All agreements of the Trustee and the Paying Agent, Registrar and Transfer Agent in this Twenty-First Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Twenty-First Supplemental Indenture to be duly executed, all as of the date first above written.

HCA INC.

By:	/s/ J. William B. Morrow
Name: J. William B. Morrow
Title: Senior Vice President – Finance and Treasurer

HCA HEALTHCARE, INC., as Parent Guarantor

By:	/s/ J. William B. Morrow
Name: J. William B. Morrow
Title: Senior Vice President – Finance and Treasurer

[Signature Page to Supplemental Indenture No. 21]

DELAWARE TRUST COMPANY, as Trustee

By:	/s/ Alan R. Halpern
Name: Alan R. Halpern
Title: Vice President

[Signature Page to Supplemental Indenture No. 21]

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Paying Agent, Registrar and Transfer Agent

By: Deutsche Bank National Trust Company

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Vice President

By:	/s/ Robert S. Peschler
Name: Robert S. Peschler
Title: Vice President

[Signature Page to Supplemental Indenture No. 21]